AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 16th day of September, 1997, by and among Dispatch Management Services Corp., a Delaware corporation and successor in interest to Dispatch Management Services LLC by merger (the "Company"), Security Business Services Ltd., a limited liability company incorporated under the laws of England (the "Corporation"), and James Brett Greenbury, Kelly Donovan, Scawton Limited, Lyon-Burwell Limited, Arazan Limited, and Foreign & Colonial Enterprise Trust plc (collectively, the "Shareholders").

                               W I T N E S S E T H

      WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock and the (pounds) 2,111,022 variable rate unsecured loan notes (the "Loan Stock") of the Corporation, and all options to purchase either such capital stock or Loan Stock (collectively, the "Stock");

      WHEREAS, subject to the conduct of the due diligence examination to begin following the execution of this Agreement, and further subject to the terms and conditions set forth herein, the Shareholders desire to sell all of their respective right, title and interest in the Stock to the Company, and the Company desires to purchase the Stock;

      WHEREAS, upon the satisfactory completion of the due diligence examination, the delivery of the financial statements, schedules, disclosure documents, questionnaires and other information required by this Agreement, and approval of the same by the Company, the parties hereto will close in escrow pursuant to the terms and conditions set forth herein;

      WHEREAS, upon satisfaction of the conditions set forth herein, the escrow will be terminated, and the sale of the Stock will be consummated;

      WHEREAS, the parties intend that, immediately following the execution of this Agreement, the Company will enter into non-competition agreements with certain of the Shareholders in the form attached hereto as Exhibit A (such non-competition agreements, together with the employment agreement to be entered into by the Corporation and James Brett Greenbury, the "Related Agreements");

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

      WHEREAS, the Company has agreed that it shall have no rights or remedies whatsoever against the Shareholders in respect of the Initial Cash Payment (as defined below) and its sole remedies and rights pursuant to this Agreement and the transaction contemplated hereby shall be by way of set-off against any of the Deferred Consideration (as defined below) which has become payable but is unpaid.

      NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained, and for the sum of $10.00 paid by the Company to the Shareholders, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1.    Closing in Escrow

            1.1. Overview. Upon execution of this Agreement, the Shareholders and the Corporation shall be obliged to deliver to the Company, within thirty (30) days after execution of this Agreement: (i) the audited and unaudited financial statements required pursuant to Section 1.3 below; and (ii) the agreements required pursuant to Section 3.1 below.

      After approval of the same by the Company, and prior to filing the registration statement with the Securities and Exchange Commission relating to the initial public offering of the common stock, par value $.01 per share, of the Company (the "Initial Public Offering"), the Company will deliver to the Shareholders a disclosure document, together with a notice (the "Notice") specifying the date (being no later than March 1, 1998) by which Closing in Escrow (as defined in this Section 1.1 below) must take place.

      Prior to the Closing Date (as defined in Section 1.4 below), the Shareholders shall procure that a newly incorporated company shall:

            (i) purchase the assets and liabilities of the Corporation and its trading subsidiary, Security Despatch Limited ("SDL") used principally in connection with the mailroom business as currently carried on by the Corporation and SDL (the "Mailroom Business") at their then current book value;

            (ii) take on those employees of the Corporation and SDL whose principal activity is with the Mailroom Business (and transfer any related pension arrangements);

            (iii) repay any bank indebtedness;

            (iv)  be granted assignments at no cost of all contracts relating to the Mailroom Business; and

            (v) purchase each of the fixed assets of the Corporation and SDL at their then current book value and lease each of such assets back to SDL on terms whereby the cost payable under such lease back to SDL will be equal to the depreciation which would be borne on the basis of SDL's current depreciation policy for each of such assets and lease back payments will be made by SDL to such newly incorporated company within one month of the relevant invoice being rendered.

      If, prior to or simultaneously with the Closing: (i) the Shareholders do not procure the purchase of the assets described above, then such assets will be acquired by the Company without any adjustment to the Cash Payment (as defined in Section 1.3 below); (ii) the Shareholders do not procure the assumption of the liabilities described above, then the Company will reduce the Cash Payment by the amount of any such liabilities (including early repayment costs, if any) of the Corporation existing as at the Closing Date; and (iii) the Corporation has not terminated the employment of the employees described above, then the Company will make a reasonable estimate of the costs and expenses to be incurred in connection with such terminations of employment, and the Company will reduce the Cash Payment by the amount of such reasonable estimate, provided that under no circumstances will the Initial Cash Payment (as defined in Section 1.3 below) be reduced pursuant to paragraphs (ii) or (iii) above below the sum of (pounds) 4 million.

      On or before the date specified in the Notice, the parties will close in escrow (the "Closing in Escrow") pursuant to the terms and conditions of this Agreement.

            1.2   Closing in Escrow Deliveries and Other Actions.

                  (a) Shareholders' and Corporation's Deliveries at Closing in Escrow. At the Closing in Escrow, each Shareholder shall deliver the following to the law firm of Travers Smith Braithwaite, as escrow agent: (i) certificates (or other appropriate documentation) representing all of its Stock with duly executed stock transfer forms conveying the Stock represented thereby to the Company, free and clear of all liens, security interests and claims, encumbrances or other rights of third parties of any nature whatsoever, and granting unrestricted title to and possession of the Stock to the Company, provided that in respect of Stock comprising options which have not prior to the

Closing been exercised this obligation shall be satisfied by the delivery of a deed duly executed by the optionholder agreeing to the cancellation of such option; (ii) the Corporation's corporate minute book, including the Stock Certificate Book and all of the original share certificates (or other appropriate documentation) representing the Corporation's capital stock, Loan Stock, or options to purchase either such capital stock or Loan Stock, at one time issued (but no longer issued and outstanding); and (iii) all consents, waivers, and authorizations reasonably necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

      Photocopies of all documents delivered in escrow to Travers Smith Braithwaite shall be delivered to the law firm of Silver, Freedman & Taff, L.L.P., promptly after receipt thereof by Travers Smith Braithwaite

                  (b) Consummation of Sale. Upon Closing in Escrow, subject to the terms and conditions of this Agreement, the Company will be obligated to purchase the Stock, and the Shareholders will be obliged to sell the Stock, at the Cash Payment specified in Section 1.3 below, on the Closing Date specified in Section 1.4 below.

            1.3. Total Cash Payment to be Made by the Company. The aggregate of the purchase price for the Stock and the loan for the repayment of bank debt and payment of interest on Stock (the "Cash Payment") shall be equal to Six Million Pounds (U.K.)(pounds) 6,000,000), of which four million pounds (UK) ((pounds) 4 million) (the "Initial Cash Payment") shall be payable at Closing and shall not be subject to reduction or reclaim under any circumstances whatsoever; and two million pounds (UK) ((pounds) 2 million) (the "Deferred Consideration") which Deferred Consideration shall be subject to adjustment (if any) as provided in
Section 1.1 above, and subject to further adjustment (if any) as a result of a reduction or increase in the Earn-Out (as defined in this Section 1.3 below).

            Unless the Company gives the Shareholders written notice to the contrary, the Shareholders shall deliver to the Company, within thirty (30) days after execution of this Agreement: (i) audited financial statements of SDL, including balance sheets dated as of March 31, 1995, 1996 and 1997, and income statements and cash flow statements for each of the three twelve month periods ended on such dates; (ii) unaudited financial statements of SDL, including a balance sheet dated as of June 30, 1996, and an income statement and cash flow statement for the three month period ended on June 30, 1996: and (iii) unaudited financial statements of SDL, including a balance sheet dated as of June 30, 1997 and an income statement and a cash flow statement for the three month period ended June 30, 1997. The intent of providing the audited and unaudited financial statements referred to in the foregoing sentence is to resolve any auditing issues prior to calculation of the Cash Payment, so that the Cash Payment may be quickly and efficiently calculated. In the event that the closing of the Initial Public Offering has not occurred on or before November 12, 1997, but does occur on or before December 12, 1997, then in that event, in lieu of the unaudited financial statements of SDL for the three month period ended June 30, 1997, the Shareholders shall deliver to the Company, within thirty days after written request from the Company: (i) an updated set of audited financial statements of SDL, including a balance sheet dated as of June 30, 1997, and income statements and cash flow statements for the three month period ended June 30, 1997; (ii) unaudited financial statements for SDL, including a balance sheet dated as of September 30, 1996, and an income statement and cash flow statement for the six month period ended on September 30, 1996; and (iii) unaudited financial statements of SDL, including a balance sheet dated as of September 30, 1997 and income statements and cash flow statements for the three month period ended September 30, 1997. In the event that the closing of the Initial Public Offering has not occurred on or before December 12, 1997, then upon written request from the Company given on or before March 1, 1998, the Shareholders shall permit representatives of the Company to prepare such additional audited and/or unaudited monthly financial statements of SDL as the Company may desire, at the sole expense of the Company (provided that the preparation of such statements does not materially interfere with the business operations of SDL).

            The Company shall be entitled to instruct Price Waterhouse LLP to undertake such review as they shall think appropriate (at the cost of the Company) of the information provided pursuant to this Section 1.3 provided that neither the Company nor any of its representatives or advisers shall contact any person at the Corporation or SDL other than James Greenbury (or any other persons nominated by James Greenbury) without having first notified Mr. Greenbury, further provided that there shall not at any time be more than three representatives of the Company or its advisers visiting SDL, and further provided that neither the Corporation nor SDL shall be obliged to incur any costs to assist the Company or Price Waterhouse LLP unless these are reimbursed in advance by the Company.

            The Company shall pay Four Million Pounds (U.K.) ((pounds) 4,000,000) of the Cash Payment in cash at the Closing, which shall be paid by telegraphic transfer so as to be received in cleared funds within U.K. banking hours on the date of completion of Closing in the client account specified by Travers Smith Braithwaite, the solicitors for the Shareholders. Of this sum an amount equal to the amount of any bank debt (together with interest and repayment costs if any) owing by the Corporation at the Closing and the interest on the Loan Stock shall be treated as a loan by the Company to the Corporation and shall be applied on behalf of the Corporation in repaying all such bank debt and the balance shall be consideration for the Stock and shall be distributed amongst the Shareholders as they agree amongst themselves. The Company acknowledges that once such sum of Four Millions Pounds (U.K.) ((pounds) 4 million) has been paid, it shall have no rights to reclaim such sum under any circumstances whatsoever and the sole rights of the Company under this Agreement, or otherwise howsoever in connection with the transaction the subject of this Agreement (including claims in tort), shall be to set-off any claims which it may have against any part of the Deferred Consideration which has become payable but is unpaid.

            An additional Two Million Pounds (U.K.) ((pounds) 2,000,000) (the "Earn-Out") shall be paid to the Shareholders (which shall be paid to Travers Smith Braithwaite, the solicitors for the Shareholders, in the manner described above), in two equal installments of One Million Pounds (U.K.) ((pounds) 1,000,000) for each of the two calendar years ending December 31, 1998, and December 31, 1999, provided that the Corporation maintains Annual Revenue (as defined below) of at least Six Million Pounds (U.K.) ((pounds) 6,000,000) and Annual Pre-tax Profits (as defined below) of Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000) for such calendar years. In the event that the Corporation achieves Annual Pre-tax Profits of at least Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000) during either such calendar year, but fails to achieve Annual Revenue of at least Six Million Pounds (U.K.) ((pounds) 6,000,000) during such year, the Shareholders will receive, in lieu of One Million Pounds (U.K.) ((pounds) 1,000,000), an amount equal to: (i) the figure derived by multiplying One Million Pounds (U.K.) ((pounds) 1,000,000) by a fraction equal to the actual Annual Revenue of the Corporation during such calendar year divided by Six Million Pounds (U.K.) ((pounds) 6,000,000); plus
(ii) the Annual Pre-tax Profits during such calendar year in excess of Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000), provided that the Earn-Out shall not exceed One Million Pounds (U.K.) ((pounds) 1,000,000) during either such calendar year. In the event that the Corporation: (i) fails to achieve both such standards during either such calendar year, then for such calendar year in which the Corporation fails to achieve both such standards; or (ii) achieves Annual Revenue of at least Six Million Pounds (U.K.) ((pounds) 6,000,000), but fails to achieve Annual Pre-tax Profits of at least Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000), then for such calendar year, the Shareholders will receive, in lieu of One Million Pounds (U.K.) ((pounds) 1,000,000), an amount equal to the figure derived by multiplying One Million Pounds (U.K.) ((pounds) 1,000,000) by the lesser of: (i) a fraction equal to the actual Annual Revenue of the Corporation during such calendar year divided by Six Million Pounds (U.K.) ((pounds) 6,000,000); or (ii) a fraction equal to the actual Annual Pre-tax Profits of the Corporation during such calendar year divided by Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000). For both the 1998 and 1999 calendar years, if the Corporation earns Actual Pre-tax Profits greater than Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000), the Shareholders will receive, in addition to the amount otherwise payable under this paragraph 1.3, twenty five percent (25%) of the excess of such Annual Pre-tax Profits over Eight Hundred Thousand Pounds (U.K.) ((pounds) 800,000)(the "Override").

      Annual Revenue and Annual Pre-tax Profit shall be calculated on the same accounting policies, principles and practices as have been used in the preparation of the accounts of SDL for the financial period ended March 31, 1997 and on the basis of the reasonable judgments and opinions of James Greenbury, provided that there shall be excluded from such calculations any costs related to the transaction contemplated by this Agreement, any exceptional non-recurring costs, any costs associated with the move of the Corporation from its current premises to new premises, any costs involved in the implementation of any new IT systems, any other costs arising from any changes made to the Corporation or its business as a result of its ownership by the Company, and before bank or loan stock or inter-company interest (or other interest for the purposes of U.K.
GAAP) and before any bonuses are paid at the direction of the Shareholders pursuant to the last paragraph of this Section 1.3, and otherwise on the basis of U.K. GAAP. It is further agreed that if the Company prevents James Greenbury from having management control of the Corporation and SDL prior to payment of the first installment of the Deferred Consideration, then the full amount of the Deferred Consideration (being Pounds 2,000,000) will become immediately payable without any reduction, and if the Company prevents James Greenbury from having management control of the Corporation and SDL prior to payment of the second installment of the Deferred Consideration, but after payment of the first installment of the Deferred Consideration, then the second installment of the Deferred

Consideration (being Pound 1,000,000) will become immediately payable without any reduction. The Company and James Greenbury shall use all reasonable endeavours to ensure that there is produced, in conjunction with the audited consolidated accounts of the Corporation for each of the calendar years ending 31 December 1997 and 1998, and in any event within 90 days of the end of the relevant financial period, a certificate showing the Annual Revenue and the Annual Pre-tax Profit for such year calculated on the basis set out above; that each shall provide to the other all information it has relating to the Corporation and SDL which is relevant to the production of such accounts and certificate; and that copies of the accounts and certificate are sent to the Shareholders immediately following their production. In the event that any of the Shareholders shall notify the Company in writing within fifteen days after delivery to them of such accounts and certificate of their decision to dispute the calculation of such amounts the Company shall forthwith instruct such firm of accountants as may be agreed between the Company and the Shareholders within five days of the first such notification of their decision to dispute such amounts (or in default of agreement any Shareholder may instruct such firm as is nominated, upon the request of any party by the President of the Institute of Chartered Accountants in England and Wales) (being the "Independent Accountant"), to audit the consolidated accounts of the Corporation and to certify the Annual Revenue and the Annual Pre-tax Profits for the relevant period, as calculated as set out above, whose decision shall be final and binding. The Independent Accountant shall act as an expert and not as an arbitrator and the costs of the Independent Accountant shall be borne as it shall direct or in default of direction shall be borne as to 50% by the Company and 50% by the Shareholders (and shall be shared between them pro rata to the receipt by them of the Initial Cash Payment).

      The Earn-Out, as reduced pursuant to the immediately preceding paragraph, and the Override, shall be paid to the solicitors acting for the Shareholders in the same manner as for the Initial Cash Payment in cash immediately following calculation of the Corporation's performance for the relevant one of the calendar years 1998 and 1999 or, if later, upon certification by the Independent Accountant, provided that if the Shareholders so request bonuses shall be payable by the Corporation or SDL to such employees and in such amounts as the Shareholders shall in writing direct (the Earn-Out being reduced correspondingly) and further provided that such part of the Earn-Out as the Shareholders shall in writing direct shall instead be paid to such persons as is specified by them. The

Company covenants and agrees to maintain sufficient cash, or availability of cash (e.g., by way of a line of credit) in order to fund the Earn-Out and that the Corporation and SDL will be granted sufficient credit facilities to enable them to carry out their business effectively.

                  1.4. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1., and subject to the satisfaction or waiver of the conditions set forth in Section 7, the purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place contemporaneously with the closing of the Initial Public Offering unless the Initial Public Offering does not occur by March 31, 1998, in which case this Agreement shall be rendered null and void, or unless another date, time or place is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

            At the Closing: (i) Travers Smith Braithwaite shall deliver to the Company the certificates, minute book, documents, and other materials theretofore held in escrow from the Closing in Escrow; (ii) the Shareholders shall deliver to the Company any updated consents, waivers and authorizations as referred to in Section 1.2(a)(iii) above which may reasonably be required; and
(iii) the Company shall deliver the Initial Cash Payment to the Shareholders in the manner specified above.

      2. Representations, Warranties and Covenants of the Corporation and the Shareholders.

            Subject to the limitations set forth in Section 9 below, and subject as contemplated in items (i) through (v) of Section 1.1 above, the Corporation and the Shareholders hereby severally represent, warrant and covenant to the Company as follows (the "Warranties"):

            2.1. Organization, Standing and Power. The Corporation is a limited liability company duly organized, validly existing and in good standing under the laws of England, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Corporation is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            2.2. Authority and Enforceability. The Shareholders and the Corporation have all requisite legal right, power and authority to enter into this Agreement and each of the Related

Agreements to which they are a party and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligations of the Shareholders and the Corporation, and each of the Related Agreements to which the Shareholders are a party constitute the legal, valid and binding obligations of the Shareholders, each enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, and subject, in the case of the Related Agreements, to the limitation imposed by the doctrine preventing restraint of trade.

            2.3. Capital Structure, Due Authorization and Issuance. The capital structure of the Corporation consists solely of the following: (i) A Ordinaries 25p, of which 1,187,424 are authorized and 840,892 issued; (ii) B Ordinaries 25p, of which 59,108 are authorized and 59,108 issued; (iii) Loan Stock 1Pound (U.K.) (Pounds 1), of which 2,111,022 are authorized and 2,111,022 issued; and
(v) Options (over A Ordinaries at 50p), of which 346,531 are outstanding, and will consist solely of the foregoing as of the Closing in Escrow Date and the Closing Date (provided that such options may by then have been exercised). All issued and outstanding Stock has been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable securities laws.

            2.4 Title to Stock. The Shareholders own all of the Stock, free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or other rights of third parties, including any imposed by law. There are no other shares of capital stock, Loan Stock, options or other equity or debt securities of the Corporation, of any kind or class whatsoever, authorized, issued or outstanding, or any warrants, subscription rights, or any other rights, agreements, or commitments of any nature relating to the issuance of, or granting of, rights to acquire any shares of capital stock or such securities of the Corporation.

            2.5 Title to and Condition of the Corporation's Assets. The Corporation has good, insurable and marketable title to all of the assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow). Except as disclosed in the Disclosure Files, none of the Corporation's assets is subject to any restriction, mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership, other than liens for current real or personal property taxes not yet due and payable. The Corporation's assets are in an adequate condition for their current purpose.

            2.6. Sufficiency of Assets. The assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow) include all the material tangible assets and properties used or employed in the business presently conducted by the Corporation (other than as hired on an operating basis, or rented, or which have a nil value or whose cost have been fully written off). Immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, the Corporation will (i) have all right, title, and interest in and to, or will have a valid right to use, without liability to third party(ies), such assets and properties; and (ii) have all assets, rights, employees, subcontractors and other persons and items which are reasonably necessary to carry on the business and operations of the Corporation after the Closing Date in substantially the same manner as presently conducted by the Corporation.

            2.7. No Violations Resulting From Transactions. The execution and delivery of this Agreement by the Shareholders and the Corporation, and each of the Related Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby by the Shareholders and the Corporation will not (a) conflict with or violate any provision of the organizational documents of the Corporation, (b) require any consent, waiver, approval, authorization, permission, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an encumbrance, under or pursuant to (i) any of the contracts to which the Corporation is a party (including but not limited to contracts of insurance and leases as applicable), or (ii) any other material agreements to which any of the Shareholders is a party, or (d) violate any law applicable to the Shareholders or the Corporation.

            2.8.  Compliance with Laws.

                  (a) The Corporation is, and at all times during the past three years has been, in material compliance with all applicable laws; and

                  (b) The Corporation has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Company has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Corporation is currently subject (or which the Corporation was subject to during the previous three years), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) of this Section 2.8. None of the Shareholders nor the Corporation is aware of any proposed legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on the Corporation.

            2.9. Litigation. There is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Shareholders and/or the Corporation, threatened, that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Shareholders or the Corporation in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. The Disclosure Files (as defined below) set forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each material Legal Proceeding pending or, to the knowledge of the Corporation and/or the Shareholders, threatened against or affecting the Corporation. Except as set forth in the Disclosure Files, there is no outstanding or, to the knowledge of the Corporation and/or the Shareholders, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Corporation.

            2.10. Financial Advisors.

                  (a) No person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Shareholders and/or the Corporation in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements; and

                  (b) No person or entity is entitled to any fee or commission or like payment, or expense reimbursement, from the Corporation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Corporation and/or the Shareholders hereunder or thereunder. The Shareholders hereby agree that all such fees, commissions or like payments, or expense reimbursement shall be for the sole joint and several account of the Shareholders and shall be paid in full by them at the Closing in Escrow.

            2.11. Financial Statements; Receivables. Attached hereto as Exhibit G are true, correct and complete copies of the Corporation's most recent unaudited financial statements which, together with the financial statements (including the notes and exhibits thereto) to be delivered pursuant to Section
1.3 herein (the "Financial Statements") were and will be prepared in accordance with the books and records of the Corporation, have and will have been prepared in accordance with U.K. generally accepted accounting principles ("GAAP"), save that they do not contain notes, applied consistently with the past practices of the Corporation, except where otherwise specifically noted therein, and show and will show in all material respects a true and fair view of the financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Corporation as at the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). Without limiting the foregoing, the unaudited financial information produced most recently prior to the Closing in Escrow or the Closing shall show a true and fair view of the position of the Corporation as at the date to which they were prepared (including liabilities or obligations of any nature, whether known or unknown). The Corporation has paid (to the extent due) all federal and local income, profits, franchises, sales, use, occupation, property, excise and payroll taxes, and all license fees and other charges imposed upon it, and has timely filed all tax returns and related documents required to be filed with any governmental authority. There are no outstanding or proposed statements of deficiency in tax payments to any federal, local or foreign government with respect to the Corporation for any tax period. As of the dates such Financial Statements were and will be prepared, all accounts receivable reflected on the Financial Statements (i) have and will have arisen from bona fide transactions in the ordinary course of the Corporation's business, consistent with its past practices, and (ii) are reasonably expected to be good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns, credit notes, settlement discounts or doubtful accounts which are reflected in such Financial Statements (such reserves, the "Reserves"); such Reserves are believed to be adequate and reasonable and were established in accordance with U.K. GAAP.

            2.12. Default. The Corporation is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and none of the Shareholders have been notified of any such defaults or breaches.

            2.13. Absence of Certain Developments.

            Since June 30, 1997:

                  (a) there has been no event that the Shareholders know is reasonably likely to have a material adverse effect on the Corporation.

                  (b) the Corporation has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice.

            2.14. Intellectual Property. The Corporation does not own any registered Intellectual Property and to the extent that it owns any property which is unregistered Intellectual Property it has not licensed this, it is not valued in the Corporation's balance sheet and it has not received any notice from any other party claiming to be entitled to it. Other than routine computer software which is properly licensed to the Corporation it does not use any Intellectual Property belonging to any other person. The Corporation has not licensed or sold to any other person its customer list.

            2.15. Insurance. The Corporation currently maintains, and as of the Closing in Escrow and the Closing Date will maintain, valid insurance policies, which policies provide reasonable coverage, within terms of scope and amount of coverage, for its assets, properties and operations. There are no pending material insurance claims by the Corporation as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Corporation. During the past two years, the Corporation has not been refused any insurance coverage by any insurer from which the Corporation has sought coverage.

            2.16. Leases. Except as disclosed in the Disclosure Files, the Corporation is not a lessee or tenant of any real property.

            2.17. Labor Agreements. The Corporation is not a party to any collective bargaining agreement. The Corporation is not bound by any severance pay requirements which would require payment of more than 3 months' pay.

            2.18. Employee Benefit Plans. Except as disclosed in the Disclosure Files, the Corporation does not maintain or contribute to, and it has no liability or obligation with respect to any formal or informal stock option, profit sharing, pension, retirement, bonus, stock bonus, thrift-savings, incentive, benefit, welfare, cafeteria, medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, disability insurance or other similar plan, policy or arrangement (collectively referred to herein as the "Plans"). The Corporation is not in default under the terms of any of the Plans. The Corporation has made all contributions to each of the Plans required by the terms of the respective Plans, as well as all contributions required to be made in order to satisfy all requirements of law. Each of the Plans has sufficient assets to satisfy (under reasonable and permitted actuarial assumptions) its obligations on a termination basis, and the level of contributions required pursuant to the terms of each Plan is sufficient to satisfy (under reasonable and permitted actuarial assumptions) the obligations of such Plan on a continuing basis for benefits accrued to date.

            2.19. Compliance With Applicable Law. The Corporation's Plans are currently in compliance in all respects with applicable law.

            2.20. Employee Relations. The Corporation is in substantial compliance with all applicable federal and local laws, statutes, regulations, orders, codes, ordinances, guidelines, executive orders, contractor requirements, judicial and administrative judgments and determinations to which the Corporation is or was a party, and any other authority governing the Corporation, with respect to its employees (hereinafter collectively referred to as the "Applicable Employment Standards"), including, but not limited to, employment, employment practices, fringe benefits, terms and conditions of employment, termination of employment, severance or separation pay, workers' compensation, disability, entitlements, unemployment insurance, employment screening, wage-hour, employment discrimination on any basis, equal employment opportunity, individual employee rights, affirmative action, occupational health and safety, and immigration and right to work requirements. The Corporation further represents that it is not in arrears in the payment of wages to any employee (except to the extent of its normal payroll practices), and there are no claims, liabilities, demands or causes of action, realized or unrealized, actual, potential or contingent, pursuant to statutory rights or in tort, contract or otherwise, against the Corporation arising out of or in connection with any event, fact, circumstance or occasion relating to any applicant for employment, the employment of any employee or the separation from employment of any employee.

            2.21. Licenses. The Corporation and its employees and agents have all material licenses, permits, orders, approvals and authorizations necessary for the conduct of its business as presently conducted. The Corporation and its employees and agents have all material licenses, permits, orders, approvals and authorizations necessary for the operation of the real and personal property presently leased to, owned or operated by the Corporation. None of the permits issued to the Corporation will be adversely affected by the consummation of the transactions contemplated by this Agreement. No suspension or cancellation of any such licenses, permits, orders, approvals or authorizations is pending or, to the best of the Corporation's and/or the Shareholders' knowledge, threatened.

            2.22. Criminal Practices. The Corporation is not engaged and has not been engaged in any criminal practices, including, but not limited to, payoffs, kickbacks or illegal gifts.

            2.23. Contracts. Neither the Corporation nor any of the Shareholders has received notice of any present intention on the part of any significant customer or supplier or other business partner of the Corporation to either (x) terminate or significantly change its existing business relationship with the Corporation either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Corporation at the end of the term of any existing contractual arrangement such entity may have with the Corporation.

      3.    Additional Representations, Warranties and Covenants of the
Shareholders.

            3.1. Non-Competition and Other Covenants of the Shareholders. Each of the Shareholders which is a company undertakes that for a period of two years from the date of this Agreement it will not itself directly compete with the business currently carried on by the Corporation (other than the Mailroom Business) and it will not itself knowingly solicit or entice away any of the employees at the date of this Agreement of the Corporation (other than those involved in the Mailroom Business); provided that nothing in this section shall prevent such Shareholder from continuing to have or acquiring investments in any company or business which may do any of such things. James Greenbury and Kelly Donovan shall have at the Closing in Escrow entered into agreements, the form of which is attached to this Agreement as Exhibit A.

            3.2. Confidentiality. James Greenbury shall abide by the terms of the Confidentiality Agreement between Mr. Greenbury and the Company (or the Company's predecessor, Dispatch Management Services LLC) executed on April 2, 1997. Each of the other Shareholders shall keep confidential any confidential information of the Company except to the extent that this becomes public other than through the default of the Shareholders. The Shareholders and the Corporation both acknowledge and agree that the Company shall have the right to disclose certain information (other than information naming customers of SDL) concerning the Corporation to third parties (which third parties will in turn be bound by an agreement similar to the Confidentiality Agreement), for such general corporate purposes as includes but is not limited to obtaining financing and/or underwriting, and for general marketing purposes.

      4.    Representations and Warranties of the Company

            The Company represents and warrants to the Shareholders as follows:

            4.1. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            4.2. Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.3. No Violations Resulting From Transactions. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) except as set forth on Exhibit D, require any consent, waiver, approval, authorization or permission of, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity under or pursuant to any of the contracts to which the Company is a party; or (d) violate any applicable laws.

            4.4.  Compliance with Laws.

                  (a) The Company is, and at all times since its inception has been, in material compliance with all applicable laws; and

                  (b) The Company has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Shareholders have been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or to which the Company was subject since its inception), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 4.4.

            4.5. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit E sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit E. Except as set forth in Exhibit E, there is no outstanding or, to the knowledge of the Company, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Company.

            4.6. Default. The Company is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Company has not been notified of any such defaults or breaches.

            4.7. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Shareholders by or on behalf of the Company in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      5.    Covenants Relating to Conduct of Business

            5.1. Conduct of the Business Pending the Closing Date. During the period from the date of this Agreement and continuing until the Closing Date, the Shareholders and the Corporation each covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing) it shall use such rights and powers as are reasonably available to it to procure that the Corporation shall in all material respects:

                  (a) conduct its business only in the ordinary course, consistent with past practice;

                  (b) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of its business and (ii) preserve the present relationship of the Corporation with Persons having business dealings with the Corporation;

                  (c) comply with all laws and with all contractual and other obligations applicable to it;

                  (d)   not change its organizational documents;

                  (e) not issue or contract to issue any stock, securities, options, or debt which is convertible to stock or securities;

                  (f) not declare or agree to declare or otherwise make any dividend or other distribution or payment in respect of the Stock (other than interest due on the Loan Stock);

                  (g) not sell, transfer, assign, pledge, encumber or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

                  (h) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties;

                  (i) maintain its present insurance or equivalent coverage on all of its assets and on all real and personal property leased to it;

                  (j) promptly notify the Company of (i) the occurrence of any matter which may have a material adverse effect on its business or its assets, and (ii) any Legal Proceeding commenced by or against it or any Legal Proceeding commenced or threatened relating to the transactions contemplated by this Agreement, which in either case is material to the business;

                  (k) not agree to anything prohibited by this Agreement or anything which would make any of the representations and warranties of the Shareholders or the Corporation in this Agreement or the Related Agreements untrue or incorrect in any material respect.

            5.2. Disposal of Mailroom Business. It is acknowledged that nothing in this Agreement shall prevent the disposal by SDL of the Mailroom Business at its book value, the repayment of the bank indebtedness, the move (if required) of the Corporation to new premises, the implementation (if required) of new IT systems and the termination of the employment contract of

James Greenbury and its replacement by a contract in the form attached as part of Exhibit 1 to this Agreement.

      6.    Additional Agreements and Representations.

            6.1. Access to Information. The Shareholders and the Corporation agree that, prior to the Closing Date, the Company shall be entitled (at its sole expense), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Corporation and examination of its books and records as the Company may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, shall not (unless Mr. Greenbury is given prior notice) involve contacting any employee or representative of the Corporation other than James Greenbury or persons specified by James Greenbury, shall not at any time involve more than three representatives of the Company or its advisers visiting the Corporation, and shall not involve any outside advisers of the Corporation unless the costs of such outside advisers shall be paid in advance by the Company, and the Shareholders and the Corporation shall cooperate to permit such investigation and examination on such basis.

            6.2. Non-solicitation Pending Closing. After execution of this Agreement, and through the Closing Date, neither the Corporation nor the Shareholders shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Corporation, its assets, or any part thereof, or concerning the terms and conditions of this Agreement.

            6.3. Additional Agreements. Each of the parties hereto agrees to use their respective reasonable efforts (but only on the basis that all costs are borne by the Company except for those costs incident to the Corporation's or the Shareholders' compliance with the requirements of English law as necessary to fulfill their obligations under this Agreement) to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to contracts with the Corporation as are necessary for consummation of the transactions contemplated by this Agreement and the Related Agreements, and (iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and the Related Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, each party hereto shall use their respective reasonable efforts to take or cause to be taken all such necessary action.

            6.4. Notification of Certain Matters. The Corporation and the Shareholders shall, as soon as practicable, give notice to the Company of (a) any notice of, or other communication relating to, a default under any contract material to the financial condition, properties, business operations, or results of operations of the Corporation to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any material adverse change in the properties, business operations, results of operations, financial condition or prospects of the Corporation, other than changes resulting from general economic conditions. In addition, the Corporation and James Greenbury shall be required to update as far as reasonably practicable the Disclosure Files and other information supplied pursuant to this Agreement at such time as the information contained therein changes in any material respect.

            6.5 Working Capital as of the Closing Date. The Shareholders shall use all reasonable endeavours to ensure that in the period to the Closing Date the Corporation is managed so that on a consolidated basis the Corporation has at least Five Hundred Thousand Pounds (U.K.) ((pounds) 500,000) Working Capital (defined as the current net assets, calculated on the same basis as in the audited accounts of SDL for the year ended 31st March 1997 but excluding all bank indebtedness and cash) as of the Closing Date. For purposes of determining whether the Corporation had the required Working Capital as of the Closing Date, the Company will cause to be prepared and copied to each of the Shareholders, promptly following the Closing, a consolidated balance sheet of the Corporation as of the Closing Date. Such balance sheet shall be prepared on the same accounting policies, principles and practices as have been used in the preparation of the accounts of SDL for the financial periods prior to this Agreement (including appropriate provision for any tax liabilities) and on the basis of the reasonable judgments and opinions of James Greenbury provided that there shall be excluded from such balance sheet the costs relating to the transaction contemplated by this Agreement, any exceptional non-recurring costs and any other costs arising from any changes made to the Corporation or SDL or their business as a result of its ownership by the Company and otherwise in accordance with U.K. GAAP. The Company shall ensure that the Shareholders are consulted about the preparation of such balance sheet and that upon it being finalized a copy of the balance sheet is delivered to each of the Shareholders. In the event that the Corporation has less than the prescribed Five Hundred Thousand Pounds (U.K.) (Pounds 500,000) Working Capital as of the Closing Date, as determined by such balance sheet, the Company shall be entitled to deduct an amount equal to the difference between the actual Working Capital as of the Closing Date and Five Hundred Thousand Pounds (U.K.) (Pounds 500,000) working capital (the "Shortfall") from any of the obligations of the Company to the Shareholders to pay the Deferred Consideration and the Override. In the event that the Corporation has more than Five Hundred Thousand Pounds (U.K.) ((pounds) 500,000) Working Capital as of the Closing Date, an amount equal to the excess shall be paid to the Shareholders as additional consideration and shall be payable in the same manner as for the Initial Cash Payment.

            In the event that any of the Shareholders shall notify the Company in writing within fifteen days after delivery to them of the balance sheet referred to above of their decision to dispute the amount of the Shortfall, the Company shall forthwith instruct the Independent Accountants to audit the balance sheet of the Corporation as of the Closing Date, and to calculate the Working Capital therein on the basis set out above. The Independent Accountant shall, acting as an expert and not as an arbitrator, then determine the amount of the Shortfall as set out in this paragraph 6.5, whose decision shall be final and binding on the parties hereto. The costs of the Independent Accountant shall be borne as it shall direct or in default of direction shall be borne as to 50% by the Company and 50% by the Shareholders (and shall be shared between them pro rata to the receipt by them of the Initial Cash Payment).

      7.    Conditions Precedent.

            7.1. Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement in respect of the matters to be performed at the Closing in Escrow Date and the Closing Date shall be subject to the satisfaction prior to the Closing in Escrow Date and the Closing Date (as appropriate) of the following conditions:

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use their reasonable efforts to have any such order, injunction, legal restraint or prohibition vacated.

            7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions to be performed at the Closing in Escrow and the Closing contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Company, any or all of which may be waived in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties of the Corporation and the Shareholders set forth in this Agreement (without regard to any supplements or updates thereto) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) would be true if they had been repeated as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Corporation and the Shareholders shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse effect on the Corporation, its assets or its business.

                  (d) Contractual Consents. The Corporation and/or the Shareholders shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts).

                  (e) Related Agreements. Each of the Related Agreements to which the Shareholders are a party shall have been duly executed and delivered by such party. In addition, the Related Agreements shall have been entered into by the respective parties thereto.

            7.3. Conditions to Obligations of the Corporation and the Shareholders. The obligations of the Corporation and the Shareholders to effect the transactions to be performed at the Closing in Escrow and the Closing contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Corporation and the Shareholders, any or all of which may be waived in whole or in part by the Corporation or the Shareholders).

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) Related Agreements. Each of the Related Agreements shall have been duly executed and delivered by the parties thereto.

            7.4 Costs of Satisfying Conditions. To the extent that any costs are incurred in satisfying any of the conditions contemplated by this Agreement these shall be borne by the Company, which will reimburse any other party which has suffered any of such costs promptly upon demand, provided however that those costs incident to the Corporation's or the Shareholders' compliance with the requirements of English law, as necessary to fulfill their respective obligations under this Agreement, shall be borne by the Corporation or the Shareholders, as appropriate.

      8.    Termination.

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Shareholders;

                  (b) by either the Company or the Shareholders, if the closing of the Initial Public Offering does not occur by March 31, 1998; or

                  (c) the Company in the event that the Anti-Dilution Rights are not preserved. "Anti-Dilution Rights" means the right of certain shareholders of the Company to receive in the aggregate no less than 20% of the Company Stock calculated on a fully diluted basis after giving effect to full exercise of certain warrant rights and the issuance of shares of the Company Stock in the Initial Public Offering.

            8.2. Effect of Termination Under Section 8.1. In the event of termination of this Agreement by either the Company or the Shareholders as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or shareholders except (i) for any and all obligations under the confidentiality provisions contained in
Section 3.2 of this Agreement; and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non-breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach up to a maximum of (pounds) 10,000.

      9.    Limitation on Warranties.

                  The Shareholders shall have no liability under this Agreement unless and until the aggregate amount of all proper claims under this Agreement shall exceed (pounds) 20,000 and further provided that the aggregate liability of the Shareholders under this Agreement shall not exceed the amount due and owing but at the relevant time unpaid pursuant to the Earn-Out (up to a maximum of (pounds) 2,000,000) and shall only be payable by the Company deducting such liability from the Earn-Out due and owing but unpaid.

            No claims shall be capable of being made against the Shareholders under this Agreement unless written notice thereof (specifying all material details of the breach or other event to which such a claim shall relate and the Company's bona fide estimate of the amount thereof) shall have been given to the Shareholders not later than 24 months from the date of this Agreement. Any such claim which may be made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn at the expiration of 6 months from the date of giving notice of such claim unless legal proceedings in respect thereof have been commenced by the issuing and service of such proceedings against all of the Shareholders and the subject matter of any such claim which shall be deemed withdrawn shall not be capable of being the subject of a further claim.

            The Company acknowledges that it has not relied on any representation, warranty, covenant or undertaking of the Shareholders or any other persons save for any representation, warranty, covenant or undertaking expressly set out in this Agreement; and that without limiting the foregoing it has no rights pursuant to any of the information provided to it prior to the date of this Agreement (or after the date of this Agreement, but prior to Closing); and that the Company is not aware of any matter or thing which in its reasonable opinion may be inconsistent with any of the Warranties or which would or may give rise to any liability on the part of the Shareholders pursuant to the Warranties. The Company acknowledges that no representation, warranty, covenant or undertaking (whether express or implied, statutory or otherwise) made or alleged to have been made by or on behalf of the Shareholders in connection with or arising out of the sale of the Stock (whether by the provision of information or otherwise howsoever) and which is not expressly set out in this Agreement shall give rise to any liability on the part of the makers thereof or any other person or persons who might otherwise be liable in respect of the making thereof.

            The Warranties are given subject to all matters disclosed by the minute books of the Corporation and SDL and to all other matters disclosed by any written information made available to the Company or its advisers prior to the execution of this Agreement (the "Disclosure Files"), all of which matters shall be treated as disclosed against each and all of the Warranties.

            No claim shall be made under the Warranties in respect of a matter to the extent that it has already been taken into account in the preparation of the financial statements prepared pursuant to Section 6.5 or from which Annual Revenue and Annual Pre-tax Profit is derived for the purposes of the Earn-Out.

      10.   General Provisions.

            10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing for the period of two (2) years referred to in Section 9 above.

            10.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier, or, if mailed, five business days after the date of mailing to the following address, or to such other address or addresses as such Person may subsequently designate by written notice given hereunder:

                  (a)   if to Company, to:

                        Dispatch Management Services Corp.
                        12240 Indian Creek Court
                        Beltsville, Maryland 20705
                        Attention: Linda Jenkinson, Chief Executive Officer

                  (b)   if to the Corporation or the Shareholders, to:

                        Mr. James Brett Greenbury  and  Mr. William Eccles
                        15 Lawn Crescent Kew            Foreign & Colonial
                                                        Ventures
                        Richmond, Surrey TW9 3NR        Exchange House
                        ENGLAND                         London EC2

with a copy to:         Travers Smith Braithwaite
                        Attn: Nicholas Moore
                        10 Snowhill
                        London, EC1
                        ENGLAND

            10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Related Agreements) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

            10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of England. The parties irrevocably submit to the sole jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement. The Company hereby irrevocably appoints Stephen Hatfield of Akin Gump (London), located at One Angel Court London, England EC2R 7HJ, to be its agent for service of proceedings within England and Wales.

            10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein or in any Related Agreement is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

            10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

            10.8. Fees and Expenses. All costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

            10.9. Disclosure to Third Parties. The Company shall have the right to disclose to third parties, in whatever manner the Company may determine, the fact that this Agreement has been executed, the names of the parties to this Agreement and the terms hereof.

            10.10 No Joint Liability. Notwithstanding anything in this Agreement to the contrary, no Shareholder shall be liable for the default of any other Shareholder pursuant to the terms of this Agreement.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                    "COMPANY"

                                    DISPATCH MANAGEMENT SERVICES CORP.


                                    By: /s/ Linda Jenkinson
                                        ----------------------
                                        Name: Linda Jenkinson
                                        Title:  Chief Executive Officer

Attest:                             "CORPORATION"
                                    Security Business Services Ltd.

                                        By: /s/ James Greenbury
--------------------------                  ----------------------
                                            Name: James Greenbury
                                            Title: Managing Director

Witness:                            "SHAREHOLDERS"

                                    /s/ James Brett Greenbury
--------------------------          ------------------------------
                                    James Brett Greenbury


                                    /s/ Kelly Donovan
--------------------------          ------------------------------
                                    Kelly Donovan

Attest:

                                    Scawton Limited

                                    By:/s/ [Director]
--------------------------             ---------------------------
                                       Director

Attest:

                                    Lyon-Burwell Limited

                                    By:/s/ [Director]
--------------------------             ---------------------------
                                       Director

Attest:

                                    Arazan Limited

                                    By:/s/ [Director]
--------------------------             ---------------------------
                                       Director

Attest:

                                    Foreign & Colonial Enterprise Trust plc

                                    By:/s/ [Director]
--------------------------             ---------------------------
                                       Director


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